Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 16, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), on the financial statements of Colorado Goldfields Inc. (an Exploration Stage Company), which appears on page 33 in the Annual Report on Form 10-K of Colorado Goldfields Inc. for the year ended August 31, 2012.

/s/ GHP HORWATH, P.C.

Denver, Colorado
August 9, 2013